Exhibit 99.1

The actual number of Performance Units earned by Mr. Allen will be based on the following table and the value of the Company’s Common Stock as of December 31, 2009:

Value of the Company’s Common Stock as of December 31, 2009	Number of Performance Units Earned
less than $19.94	0
$19.94	4,044
$21.94	9,100
$23.94	12,409
$25.94 or higher	15,167

All defined terms used but not defined in this Exhibit 99.1 shall have the meanings ascribed to such terms in the Form 3 to which this exhibit is incorporated by reference.